Exhibit 99.1

	For:	J. Crew Group, Inc.

	Contact:	James Scully
FOR IMMEDIATE RELEASE		Chief Financial Officer
(212) 209-8040

Allison Malkin
Integrated Corporate Relations
(203) 682-8225

J. CREW REPORTS $9 MILLION INCREASE IN

OPERATING INCOME FOR THIRD QUARTER

NEW YORK (December 13, 2005) - J. Crew Group, Inc. announced today that its operating income for the thirteen weeks ended October 29, 2005 increased by 69% or $9 million to $22 million, compared to $13 million in the comparable period last year. This increase was driven primarily by an 8% increase in revenues and higher gross margins.

Consolidated revenues for the thirteen weeks ended October 29, 2005 increased by 8% to $223 million from $206 million last year. Store sales (which consists of Retail and Factory stores) increased by 5% to $161 million. Comparable store sales increased by 3%, compared to a particularly strong 30% increase in the third quarter of 2004. Direct sales (which consists of Internet and Catalog) increased by 19% to $56 million, as compared to $47 million last year.

Gross margin in the third quarter increased to 44% from 43% last year, primarily attributable to lower markdowns in all channels.

Selling, general and administrative expenses were approximately $76 million in the third quarter of 2005 and 2004, representing 34% of revenues in 2005 and 37% in 2004.

Net income for the third quarter increased to $3 million, compared to a $10 million loss in the prior year. This increase resulted from the $9 million increase in operating income and a $4 million decrease in interest expense as a result of the debt refinancing in the fourth quarter of 2004.

Consolidated revenues for the thirty-nine weeks ended October 29, 2005 were $663 million compared to $541 million last year, a 23% increase. Store sales increased 18% to $469 million from $397 million last year; comparable store sales increased 16%. Direct sales increased 37% to $174 million.

Gross margin for the thirty-nine weeks ended October 29, 2005 increased to 44% compared to 41% in the comparable period last year, due to lower markdowns across all channels and a decrease in buying and occupancy costs as a percentage of revenues. Selling, general and administrative expenses increased to $226 million from $205 million last year, but decreased as a percentage of revenues to 34% from 38%.

Operating income for the thirty-nine week period was $65 million compared to $19 million last year, an improvement of $46 million while net income was $10 million, compared to a loss of $47 million last year.

There were no outstanding borrowings under the Company’s working capital facility during the first nine months of 2004 or 2005.

Third Quarter Conference Call

The Company will not hold a conference call regarding third quarter results.

J. Crew Group, Inc. is a fully integrated multi-channel specialty retailer of women’s and men’s apparel and accessories. J.Crew products are distributed through the Company’s 158 retail and 45 factory stores, the J.Crew catalog, and the Company’s Internet website at www.jcrew.com.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including competitive pressures in the apparel industry, changes in levels of consumer spending or preferences in apparel and acceptance by customers of the Company’s products, overall economic conditions, changes in key personnel, the Company’s ability to expand its store base and product offerings, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms, the level of the Company’s indebtedness and exposure to interest rate fluctuations, and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

J. Crew Group, Inc.

Summary of Operations

	Thirteen weeks ended		Thirty-nine weeks ended
	10/30/04	10/29/05	10/30/04	10/29/05
	(Unaudited) ($ in millions)
Revenues	$206	$223	$541	$663

Cost of sales, including buying and occupancy costs	117	125	317	372

Gross profit	89	98	224	291

Selling, general and administrative expenses	76	76	205	226

Operating income	13	22	19	65

Interest expense	23	18	66	54

Income (loss) before income taxes	(10)	4	(47)	11

Income taxes	—	1	—	1

Net income (loss)	$(10)	$3	$(47)	$10

Summary of Revenues

Stores (Retail and Factory)	$154	$161	$397	$469
Direct (Internet and Catalog)	47	56	127	174
Other	5	6	17	20

Total	$206	$223	$541	$663

Comp store sales	30%	3%	16%	16%

Number of stores:
Retail	157	157
Factory	42	45

J. Crew Group, Inc.

Summary Balance Sheet Data

	as of
	10/30/04	10/29/05
	(Unaudited) ($ in millions)
Assets
Cash	$29	$28

Inventories	137	161

Property and equipment, net	121	112

Other	43	49

Total	$330	$350

Liabilities and stockholders’ deficit
Current liabilities	$131	$161

Deferred credits	56	57

Long-term debt (includes current portion) (a)	575	617

Preferred stock	93	93

Stockholders’ deficit	(525)	(578)

Total	$330	$350

	Thirty-nine weeks ended
	10/30/04	10/29/05
	(Unaudited) ($ in millions)
Other Data

EBITDA (b)	$46	$90
Cash interest paid	(19)	(17)
Changes in assets and liabilities	(37)	(55)

Cash provided by (used in) operations	(10)	18

Cash provided by (used in) financing activities	(1)	3

Capital expenditures	(10)	(16)

(Decrease) increase in cash	$(21)	$5

(a)	Redeemable preferred stock of $246 million and $298 million is included in long-term debt as of October 30, 2004 and October 29, 2005.
(b)	Earnings before interest, taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income. The Company uses EBITDA as a supplemental measure of cash flow. Management and investors often use EBITDA as a measure of a company’s ability to service its debt. Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies.